EXHIBIT 99.2

DUOS TECHNOLOGIES GROUP, INC.  FQ1 2021 EARNINGS CALL   |    MAY 13, 2021

Presentation

Operator

Good afternoon. Welcome to Duos Technologies First Quarter 2021 Earnings Conference Call. Joining us for today's call are Duos' CEO, Chuck Ferry; and CFO, Adrian Goldfarb. Following their remarks, we will open the call for your questions. Then before we conclude today's call, I'll provide the necessary cautions regarding the forward-looking statements made by management during this call.

Now I would like to turn the call over to Duos' CEO, Chuck Ferry. Sir, please proceed.

Charles Parker Ferry
CEO & Director

Welcome, everyone, and thank you for joining us. Earlier today, we issued a press release announcing our financial results for the first quarter of 2021 as well as other operational highlights.

A copy of the press release is available in the Investor Relations section of our website. I encourage all of our listeners to view that release as well as our forthcoming 10-Q filing with the SEC to better understand some of the details we'll be discussing during our call.

And now let's get started. After a strong finish to the year, we continued our operating momentum into the first quarter of 2021. While it has only been 1.5 months since our last update call, we have continued to make encouraging progress in that time and are on track to meet the goals established in our 2021 operating plan.

Operationally, we continue to actively upgrade our products, revamp testing protocols, enhance internal communications, onboard quality personnel and improve internal financial reporting and forecasting results. Our goal is to integrate these efficient processes and the core competency of our operations.

To that end, earlier in the year, we implemented a rapid deployment initiative to be able to respond to market-driven demand more quickly. This effort has shortened the delivery times on major projects, including our recently announced obliquevue, where we've already implemented our solution at a Class 1 railroad with plans for additional installations in the coming months.

Financially, these efforts translated into a 117% increase in revenues, which was mostly driven by new deployments but also benefited from an incremental increase within our services segment, the latter of which we are working to build over time into a more predictable, higher margin base.

Going forward, we will invest further in people, process and tool sets to ensure we can deliver a higher number of systems in a shorter time frame and on budget. I look forward to providing more specific details in just a moment.

But before I do, I'd like to turn the call over to our CFO, Adrian Goldfarb, who will walk us through the financial results for the quarter. Adrian?

Adrian G. Goldfarb
Chief Financial Officer

Thank you, Chuck. Before I stop. Let me apologize in advance for my somewhat scratchy voice today. My comments today will be broadly focused on some presentation changes in our income statement. These changes capture the significant strategic and operational changes that the company is undergoing both now and going forward to support a production-focused business rather than one that is engaged in prototypes and research and development.

Going forward, we will be presenting 2 components to revenue. Technology systems, which records revenue from turnkey engineered systems, such as our railcar inspection portal and AI. In addition to services and consulting, which primarily records recurring revenues for maintenance and support, plus any consulting services that are undertaken. This will allow for easier analysis of the amount of recurring revenues against onetime system deployments.

Further, in concept with the changes outlined previously, we now record any and all cost of delivering those revenues, including all of the staffing related to supporting those operations in production mode plus associated overhead. I will make further comments on the short-term impact of these changes later in the call.

I'd like to reiterate that I'm very comfortable with our financial position at this time. Duos has a strong balance sheet with no debt and sufficient working capital and reserves to support the ongoing changes in the business and for the expected growth in the revenues anticipated for this year and into 2022.

Turning to the numbers. Total revenue for the first quarter increased 117% to $2.15 million compared to $991,000 in the equivalent quarter in 2020. This was the aggregate of about $1.49 million for technology systems, and $664,000, mostly recurring services revenue. The increase in total revenue was driven by the projects portion of our business and reflects the results of our ongoing investment in streamlining project build, delivery and quality control processes.

The increase in project revenues was also accompanied by an increase in services revenue as a result of new maintenance contracts being established as well as renewals of existing contracts and a shift to the next-generation of technology systems, which are currently being installed.

Cost of revenues, using the reclassification of certain costs described in my opening statement, increased 66% to $2.73 million compared to $1.65 million in the same quarterly period last year. For clarity, cost of revenues on technology systems increased during the period compared to the equivalent period in 2020 as a result of the strategic review that senior management undertook in the final months of 2020.

The company's organization and related cost structure has been realigned to give the capability to manufacture, install and support multiple production systems simultaneously. Prior to this realignment, the company's organization was focused primarily on research and development and deployment of prototype systems with implementation resources being allocated as necessary.

In conjunction with this change, increased costs are now being recognized against project and support revenues with a similar reduction in costs previously recognized for research and development, engineering development and internal support. Part of the increase in costs was related to certain additional expense related to the deployment of initial systems. Some of these changes are expected to be unique to the initial systems and, therefore, onetime in nature. It is anticipated that they will have a temporary impact on the gross margin which will be offset by increases in revenue and lower deployment costs later in the year.

Gross margin in Q1 was a negative $576,000, albeit this was an improvement compared to a negative $635,000 for the equivalent quarter in 2020 when compared on a like-for-like basis. The improved gross margin was mostly driven by an increase in recorded revenues, which was offset by an increase in deployment costs, as previously discussed.

As I mentioned, we revamped our operations to support an increase in the number of new systems being deployed going forward. The result of additional cost of revenues was somewhat offset by decreases in SG&A expenses is not yet covered by comparable increase in revenues as of this report. We anticipate an improvement in the overall gross margin for the full year 2021, with much of those improvements coming in the second half of the year.

Turning to our costs. Operating expenses decreased 13% in Q1 2021 to $1.25 million from $1.43 million in the same quarterly period last year. The decrease in operating expense was driven by a substantial decrease in overall administration costs and was slightly offset by an increase in sales and marketing and R&D expenses.

We recorded a net loss in Q1 of $406,000 or $0.11 per share compared to a net loss of $2.15 million or $0.80 per share in the equivalent quarter in 2020. The decrease in net loss was primarily attributable to the increase in total revenue as well as an increase in other income during the period related to the forgiveness of our CARES Act PPP loan.

Now let's discuss the balance sheet. We ended the quarter with approximately $7 million in cash and cash equivalents and we also had net receivables of $1.39 million. As noted previously, toward the end of Q1, we entered into a securities purchase agreement with 2 of our larger existing shareholders who agreed to purchase a total of 4,500 units on a newly authorized Series C convertible preferred stock. Duos received net proceeds of $4.5 million from this transaction. During the quarter, we were also approved for forgiveness on our $1.4 million PPP loan.

More recently, with the increase in the company's stock price, we've recorded an increase in warrant exercise. These will be recognized in our second quarter financial reporting and have been exercised on a cashless basis, which has a positive effect on our fully diluted share count. All these actions together have improved our balance sheet significantly and have prepared us for the expected growth in revenues this year and beyond. We remain in a solid liquidity position with an ample amount of capital for our current growth plans.

I'd now like to provide an update on our financial projections before turning the call back over to Chuck. For the fiscal year ending December 31, 2021, we are reiterating our previously issued guidance. We expect total revenue to be approximately $18 million. As a reminder, our guidance is based on contracts and backlog and expected near term pending orders that are already performing or scheduled to be executed by the fourth quarter of 2021. Although the impacts are lessening over time, we continue to experience some friction in finalizing contracts as well as execution challenges where national builders are involved. However, assuming we are able to achieve our top line guidance, we also expect our operations to obtain profitability in the second half of the year with an improved cash liquidity position by year-end. Even if uncertainties continue in the macroeconomic climate, we believe that 2021 will yield a much stronger financial performance for revenue and profitability. That concludes my financial commentary.

I'll now pass the call back over to Chuck.

Charles Parker Ferry
CEO & Director

Thank you, Adrian. For the remainder of my comments today, I'd like to provide an update on our strategy and the progress we're making within our 2021 operating plan. I will then provide a brief update on our outlook before turning it over for questions.

At Duos, we are aiming for operational excellence in all that we do. To date, we have made encouraging progress across all divisions and are continuing to make those improvements. One of our major objectives is to be able to respond faster to customer requirements. This may involve making modifications to existing deployed solutions or delivering brand-new solutions. Typically, an engineering effort might take 12 to 24 months to develop and deploy a new solution. I want Duos to be able to do this in 60 to 90 days. This is a lot to go, but we recently did it with our new obliquevue vehicle under carriage examiner, and I've seen it done by technical teams that supported my special operations units when I was deployed to combat. This new rigor and disciplined approach also includes improvements made in our technical drawing packages, bill of material estimates and improved product and project plans. And also includes improvements to accelerate our procurement of long lead parts.

In the last quarter, we have eliminated several of our overseas vendors and brought those relationships back to the United States. Several of our parts manufacturing vendors are actually here in North Florida where we can visit them face-to-face and connect better quality control and factory acceptance testing, improving overall speed and quality. While I've already mentioned our new obliquevue, I'd also like to talk about the recent upgrades we made with our rail inspection portal solution as a whole. Essentially, our base rail inspection portal currently inspects 20 to 25 inspection points with 9 cameras.

In the last quarter, at the same site that we deployed our new obliquevue, we also installed additional perspectives that added 25 more cameras, where the rail inspection portal can now inspect 70 inspection points at high-speed and with better camera resolution, which improves the artificial intelligence results. This is a big leap of capability that we think will be highly desired by our rail customers.

In summary, we are continuing to improve operational and technical execution and customer satisfaction, which means delivering projects on time, on budget, and with improved technical and service reliability. Commercially, our pipeline that I discussed in our last earnings call continues to have excellent opportunities with current customers, which is driving our financial guidance and a number of accretive opportunities with new customers.

Moving on to the financials. As I previously discussed on our last few calls, we've introduced and are continuing to implement more rigor around our financial forecasting and reporting processes. We have improved our monthly internal financial reporting at the project and program level as well as more closely tracking our SG&A. These changes now allow for a much clearer picture at the consolidated company level.

At our review, P&L and financial leaders identify action items to work against and hold each other accountable. This teamwork and enthusiasm for driving more sales and cutting costs will really pay dividends as we get into the latter part of this year.

I'd like to take now some time now to further elaborate on Adrian's earlier comments related to some new accounting presentations. First, we have moved to a new -- to a 2-line revenue structure divided into technology systems and services and consulting. For the latter segment having a separate line item from our traditional CapEx revenue structure will allow us to showcase revenues within our business that are recurring in nature. We plan to grow revenue steadily within this segment over time as they provide a higher margin, more predictable opportunity for our business.

One additional note, with the consolidation of our former truevue360 subsidiary into our main business, those revenues are now being classified within technology systems. This decision was made to reflect our increasing focus on artificial intelligence as much as it was to simplify our reporting.

Second, as I noted in our opening remarks, we began investing further in infrastructure and support so that we are better prepared to deliver a higher number of systems in a shorter time frame. As we transition away from our legacy model of executing prototypes with heavy R&D expenses, we are now conducting a more proactive approach of building scalable production systems, which had a related impact to how we account for our cost of goods sold.

Put simply, we are reorganizing the business to financially account for our plans for long-term growth and increase system deployment because we anticipate the first material revenue to increase because we anticipate the first material revenue increase to occur within the third quarter of this year. The accounting treatment will have the effect of artificially compressing our gross margins. At the same time, those costs are now being shifted out of our expenses so the net effect on our profitability is essentially negligible.

To be clear, we fully expect our revenues in the second half to offset this temporary impact and believe this decision is in the long term best interest of our company. These adjustments also bring us in line with what is expected from an accounting standpoint when connecting government contracting work, which we expect to win more of in the near future.

Finally, as noted earlier, with the proceeds from our various capital markets activities over the last few months, we believe we're on strong financial footing and have no immediate need to raise capital to fund our ongoing operations.

Finishing with our personnel. None of the progress we are seeing could have happened without the employees here at Duos, who are the lifeblood of this company. Beyond the significant restructuring that went on earlier this year, we have made incremental adjustments within our project management, engineering, software and artificial intelligence teams that is now paying off in performance and customer satisfaction.

In summary, I'm encouraged by the great work our team has accomplished, and we are pushing forward to meet the objectives of our 2021 operating plan. While there is substantial effort that must still be made in coming months, continued improvements within our commercial, operational, financial and personnel-related initiatives will allow us to produce new and better quality products, close more deals on favorable terms and form stronger customer and strategic partner relationships within our industry.

Based on the current products -- projects in place and a strong visibility into our pipeline, we remain confident in our ability to meet or exceed our previously stated projections, which would have us growing north of 100% and getting our operations to breakeven for the year. I am truly appreciative of all the hard work and dedication of our employees, collaboration from partners and customers and, of course, the support from our investors.

And with that, we're ready to open the call for your questions. Operator, please provide the appropriate instructions.

Question and Answer

Operator

[Operator Instructions] Our first question comes from Richard Jackson with True North Financial.

Rick Jackson

Thank you for breaking up the revenues separately for recurring versus contract. That's very helpful. So if I'm doing quick math on the back of an envelope here, you guys expect a significant ramp in revenue. Is this something that you think will go up gradually quarter-over-quarter? Or are you anticipating a jump of 75% to 100% quarter-over-quarter?

Charles Parker Ferry
CEO & Director

Yes. This is Chuck. I'll start, and then Adrian can clean up if I mess up the answer. I appreciate the question, Richard. So what we're really seeing right now is for Q1 and Q2, those quarters are going to be, I would say, lower performing quarters, let's just put it that way. And then the orders that we're currently negotiating now and are expecting are really going to hit and ramp-up in Q3 and Q4 to get to that $18 million top line revenue in a breakeven position. I would love to have a growth -- 100% growth quarter-over-quarter. I don't think that, that's realistic. I think once we land fourth quarter and meet the guidance that we've had, we are expecting a pretty decent amount of growth for 2022 based on what we're seeing right now. But I think that will be a little bit more moderate, not a 100% growth, but certainly more moderate. Adrian, do you want to add anything to that?

Adrian G. Goldfarb
Chief Financial Officer

Yes. Let me just add a comment to that. So I haven't spoken about it in today's remarks but in previous earnings call I've spoken at length about the impact of ASC 606, which just as a reminder, details how we record revenues over the life of a project.

When ASC 606 was put in a couple of years ago, what has the effect of, if you imagine, the time line was bowing the revenue growth to the right-hand side of that time line as it relates to putting the proper accounting treatment. So what that says is that if we win a significant order, for example, now, you're unlikely to see the revenues for that occur until Q3 and maybe even in Q4 as those things are installed. So that's the effect. And that's the reason you're going to see that ramp into Q3 and Q4.

Charles Parker Ferry
CEO & Director

What we are seeing, Richard, though, in some of the work that we're currently negotiating is where we're negotiating work that will actually be performed and as part of that $18 million guidance this year. But that -- those contracts are actually now already ordering things into next year. So what we are hoping to find is we'll get all the orders in, we need to make our current top line revenue that we're guiding to, but we'll also be able to report. We've got increased backlog for both CapEx, obviously, as well as recurring revenue for the following year.

Rick Jackson

Okay. If I could add a follow-up.

Charles Parker Ferry
CEO & Director

Certainly, please.

Rick Jackson

The order you briefly outlined in the press release, when I look at the total addressable market you talked about in November, is this an extremely large customer? Or is it safe to say that this type of order could be one of several that are the same size a year or 2 years out?

Charles Parker Ferry
CEO & Director

Yes. So I think...

Rick Jackson

Is that question understandable?

Charles Parker Ferry
CEO & Director

No, it is. I'm looking back to the press release, just to make sure I'm looking at the same thing you are. No, I think we're expecting, obviously, several more larger orders for this year. Some of those orders involve putting in new systems. Some of those orders involve adding those modifications that I talked about to existing systems. That's where we're going from the 20 inspection points to the 70 inspection points. And then all this new work, obviously, is then driving services contracts that go behind it. So as Adrian mentioned, as we kind of bring in and we deploy more systems, that also has the effect of adding additional services or recurring revenue. Hopefully, I'm answering your question, if that makes sense.

Rick Jackson

Let me ask -- I think you did. Let me ask it a little more clearly. So there's not 500 railroad systems out there. So obviously, there's multiple location opportunities within each railroad. Is it safe to say that this order you got did not maximize the opportunity in that 1 railroad company. It's just a nice order, but there could be many more locations to go with that client. Is that a safe assumption?

Charles Parker Ferry
CEO & Director

That is a safe assumption. So the particular customer that took that order, yes, if we continue to do our job correctly, they will order more for that particular Class 1 railroad. We've talked before about the total addressable market across the Class 1 rail system. With approximately 140,000 miles of track, we believe, estimate that total addressable market at approximately at least 150 of our rail inspection portals, and that doesn't certainly take into consideration the number of short line railroad companies that are out there or the transit space. It's just the Class 1 railroads.

Operator

[Operator Instructions] Our next question comes from [ Bruce Boyd ], a private investor.

Unknown Attendee

I was curious as to the railroads that you presently have customers and the Class 1 railroads that you're potentially looking to market to. Do you have pilots involved with those railroads? And could you kind of give us a little bit more color on how many maybe those pilots are and what you anticipate over the next couple of years in terms of addressing those particular railroads and their opportunities for growth?

Charles Parker Ferry
CEO & Director

[ Bruce ], thank you for the question. So obviously, we have 3 of the 7 existing Class 1 railroad customers, we're working with them now. I think it's fair to say that the other Class 1 railroads as well as Amtrak have been watching with great interest. Our effort with our 3 existing customers. All of the -- all of these customers are aware of our technology. We've actually had visits from some of them here in Jacksonville.

So on a go-forward basis, with the help of our new Board member, Mr. Ed Harris, who has significant and deep connections into senior leadership really across the entire rail industry. We have -- we are now embarked upon a plan and have been in contact with most, if not all, of the other Class 1 railroad operators. And this year, again, we're working that $18 million with existing customers. Now we're also trying to develop these additional rail customers, ultimately with the goal and the objective to become the standard, with oversight from the federal rail administration to be across all of these rail customers. We have been in recent contact with members inside the FRA, who are interested in coming to see our technology. Again, that's forward-looking right now, but that's -- those are key commercial activities that we're certainly pushing on currently right now as we speak.

Operator

[Operator Instructions] At this time, this concludes our question-and-answer session. I'd now like to turn the call back over to Mr. Ferry for his closing remarks.

Charles Parker Ferry
CEO & Director

Thank you very much, operator, and thank you to everyone who joined us on today's call. Have a great day.

Operator

Before we conclude today's call, I'd like to provide Duos' safe harbor statement that includes important cautions regarding forward-looking statements made during this call. This earnings call contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.

Forward-looking terminologies such as believes, expect, may, will, should, anticipates, plans and their opposites or similar expressions are intended to identify forward-looking statements. We caution you that these statements are not guarantees of future performance or events and are subject to a number of uncertainties, risks and other influences, many of which are beyond our control, which may influence the accuracy of the statements and the projections upon which these statements are based and could cause Duos Technologies Group, Inc. actual results to differ materially from those anticipated by the forward-looking statements.

These risks and uncertainties include, but are not limited to, those described in Item 1A in Duos' annual report on Form 10-K, which is expressly incorporated herein by reference and other factors as may periodically be described in Duos' filings with the SEC.

Thank you for joining us today for Duos Technologies Group's 2021 First Quarter Conference Call. You may disconnect.